UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2007

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1–11727 (Commission File Number)	73–1493906 (IRS Employer Identification No.)
3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices) (Zip Code)
(214) 981–0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01. Other Events.
(a) On September 25, 2007, Energy Transfer Partners, L.P. issued a press release announcing an increase in its quarterly distribution to unitholders. A copy of this press release is being furnished as an exhibit to this report and is incorporated herein by reference.
(b) Our partnership will be considered to have terminated for federal income tax purposes if transfers of units within a 12-month period constitute the sale or exchange of 50% or more of our capital and profit interests. In order to determine whether a sale or exchange of 50% or more of capital and profits interests has occurred, we review information available to us regarding transactions involving transfers of our units, including reported transfers of units by our affiliates and sales of units pursuant to trading activity in the public markets; however, the information we are able to obtain is generally not sufficient to make a definitive determination, on a current basis, of whether there have been sales and exchanges of 50% or more of our capital and profits interests within the prior 12-month period, and we may not have all of the information necessary to make this determination until several months following the time of the transfers that would cause the 50% threshold to be exceeded.
Based on the information currently available to us, we believe that we exceeded the 50% threshold on May 7, 2007, and, as a result, we have determined that our partnership has terminated for federal tax income purposes on that date. This termination does not affect our classification as a partnership for federal income tax purposes or otherwise affect the nature or extent of our “qualifying income” for federal income tax purposes. This termination will require us to close our taxable year, make new elections as to various tax matters and reset the depreciation schedule for our depreciable assets for federal income tax purposes. The resetting of our depreciation schedule will result in a deferral of the depreciation deductions allowable in computing the taxable income allocated to our unitholders. However, certain elections we will make in connection with this tax termination will allow us to utilize deductions for the amortization of certain intangible assets for purposes of computing the taxable income allocable to certain of our unitholders, which deductions had not previously been utilized in computing taxable income allocable to our unitholders. As a consequence of these factors, we currently estimate, based on our current distribution levels and various assumptions regarding our gross income and capital expenditures during these respective periods, that a recent purchaser of units would be allocated taxable income of between 10% and 20% of the cash expected to be distributed to such unitholder for the 2007 calendar year and less than 10% of the cash expected to be distributed to such unitholder for the 2008 calendar year. We estimate, based on the same assumptions, that a unitholder who purchased units prior to our combination with Heritage Propane, L. P. in January 2004 would be allocated taxable income of approximately 90% of the cash distributed to him for the 2007 calendar year and approximately 50% of the cash distributed to him for the 2008 calendar year. Beginning in 2008, we estimate, based on the same assumptions, that a new purchaser of our units, and current unitholders who purchased our units more recently, would be allocated taxable income of less than 10% of the cash distributed to them for the 2008 calendar year. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our income or loss being includable in their taxable income for the year of termination.
Item 9.01. Financial Statement and Exhibits.
(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Press Release of Energy Transfer Partners, L.P., dated September 25, 2007, announcing an increase in its quarterly distribution to unitholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P. By: Energy Transfer Partners GP, L.P., its general partner By: Energy Transfer Partners, L.L.C., its general partner
Date: September 25, 2007	By:	/s/ Kelcy L. Warren
Kelcy L. Warren
Chief Executive Officer and officer duly authorized to sign on behalf of the registrant

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Energy Transfer Partners, L.P., dated September 25, 2007, announcing an increase in its quarterly distribution to unitholders.